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EXHIBIT 23.1

Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated May 22, 2003, except for Note 17, as to which the date is June 5, 2003, included in the Post-Effective Amendment No. 9 to the Registration Statement (Form S-1 No. 33-97090) and related Prospectus of ACG Holdings, Inc. and American Color Graphics, Inc. for the registration of $185,000,000 of 12 3/4% Senior Subordinated Exchange Notes Due 2005 of American Color Graphics, Inc.

Our audits also included the financial statement schedules of ACG Holdings, Inc. listed in Item 16(b). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ ERNST & YOUNG LLP

Nashville, Tennessee
July 9, 2003

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Consent of Independent Auditors